Filed pursuant to Rule 424(b)(3)
                                                 Registration No. 333-137764


                          PROSPECTUS SUPPLEMENT NO. 1

                 PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 1, 2007
                      TO PROSPECTUS DATED FEBRUARY 1, 2007

                                RESHOOT & EDIT


This prospectus supplement updates and amends certain information in our prospectus dated February 1, 2007 that was declared effective by the Securities and Exchange Commission on January 31, 2007. This prospectus supplement amends the prospectus dated February 1, 2007.

The purpose of this supplement is to correct a typographical error in the prospectus under the "Plan of Distribution" section of this prospectus. The number 8,000,000 should have read 800,000. You should read this prospectus supplement together with the prospectus.

You should understand the risks associated with investing in our common stock. Before making an investment, read the "Risk Factors," which begin on page 4 of the prospectus, as updated by this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

        The date of this Prospectus Supplement is August 1, 2007

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The following replaces in its entirety the information set forth on page 28 of the prospectus entitled Plan of Distribution:


                               Plan of Distribution
                               --------------------

The Offering

We are offering up to a total of 2,000,000 shares. The offering price is $0.01 per share. The offering will be for a period of 90 business days from the effective date and may be extended for an additional 90 business days if we choose to do so. The offering relates to the sale by us of up to 800,000 shares of common stock and to the resale by certain selling security holders of the Company of up to 1,200,000 shares of common stock.

The offering is being conducted on a self-underwritten, best effort, all-or-none basis, which means our officer/director will attempt to sell the shares

We cannot assure you that all of the shares offered under this prospectus will be sold. No one has committed to purchase any of the shares offered. Therefore, we may not be able to sell all of 800,000 shares in this offering. All subscription funds will be held in a Trust Account until all of the 800,000 share are sold.

If all the shares are not sold by the expiration date of the offering, the funds will be promptly returned to the investors, without interest or deduction. The shares will be offered at a price of $0.01 per share for a period of ninety (90) days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days. Certificates for shares purchased will be issued and distributed promptly provided all shares are sold, the subscription is accepted and "good funds" are received in our escrow account.

The proceeds from the sale of the shares in this offering will be payable to Thomas C. Cook Client Trust Account fbo Reshoot & Edit.

We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

The shares are intended to be sold directly through the efforts of Dana Washington, our sole officer and director of Reshoot & Edit. The offering is being conducted on a self-underwritten, best effort, all-or-none basis, which means our officer/director will attempt to sell the shares.

Our officer/director who will engaged in the sale of the securities will receive no commission from the sale of the shares nor will she register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Our sole officer/director satisfy the requirements of Rule 3(a)4-1 in that:

1. None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of her participation; and,

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